Exhibit (d)(10)(ii)

TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of November 20, 2009 to the Investment Advisory Agreement dated as of June 15, 2004, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica BlackRock Large Cap Value (the “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Compensation.	Any reference to compensation of the Fund is now revised to reflect the following Advisory Fee, effective as of November 20, 2009:

0.80% of first $250 million
0.775% over $250 million up to $750 million
0.75% over $750 million up to $1 billion
0.65% over $1 billion up to $2 billion
0.625% of average daily net assets over $2 billion

In all other respects, the Investment Advisory Agreement dated as of June 15, 2004, as amended, is confirmed and remains in full force and effect.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher

Title:	Senior Vice President, General Counsel and Secretary